EXHIBIT 99.1

NEWS RELEASE
October 8, 2014

International Gold Corp. signs Definitive Agreement
With Lode-Star Gold, Inc.

Vancouver, British Columbia, October 8, 2014 (ITGC:OTCQB) – International Gold Corp. (“ITGC”) is pleased to announce that it has entered into a definitive mineral option agreement dated October 4, 2014 (the "Definitive Agreement") with Lode-Star Gold, Inc. ("LSG"), a private Nevada corporation, to acquire an interest in LSG’s Nevada Goldfield Bonanza property (the "Property"). The two companies entered into a letter of intent dated August 29, 2014 regarding the proposed takeover of ITGC by LSG that was subsequently announced on September 2, 2014, and the Definitive Agreement represents the next phase of the transaction. The execution of the Definitive Agreement was subject to certain due diligence matters which have now been met and satisfied, although certain conditions to closing the proposed takeover remain outstanding, including the completion of audited financial statements of LSG, the negotiation of an ITGC share subscription agreement in form and substance satisfactory to LSG, and the execution and delivery of settlement agreements between ITGC and certain of its creditors.

Pursuant to the Definitive Agreement, ITGC is required to issue LSG 35,000,000 shares of common stock at a deemed price of $0.02 per share for a total value of $700,000 in order to earn a 20% undivided interest in the Property. In order to earn an additional 60% interest in the Property (for a total of 80%), ITGC is required to fund all expenditures on the Property and pay LSG an aggregate of $5 million in cash in the form of a net smelter returns (“NSR”) royalty.

Until such time as ITGC has earned the additional 60% interest, the NSR royalty will be split as to 79.2% to LSG and 19.8% to ITGC since the Property is subject to a pre-existing 1% NSR royalty in favor of a third party.

Mr. Baker, President and CEO of ITGC, commented, "This is a great project for ITGC, and the arrangement with LSG is structured in such a way as to be mutually beneficial to both parties as we advance the project."
For More information please contact

Robert M. Baker, President International Gold Corp. Phone: 604-328-4686 Email: bobbaker@internationalgoldcorp.com	or	Mark Walmesley, CFO International Gold Corp. Phone: 604-812-5150 Email: markw@internationalgoldcorp.com

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